        Exhibit 10.70

PROMISSORY NOTE

$166,828.00                                                                                                                     August 1, 2007

FOR VALUE RECEIVED, Transworld Assets, LLC, a Delaware limited liability company (the “Maker”), promises to pay to the order of Green-Tech Assets, Inc., a Washington corporation (the “Payee”), the principal sum of One Hundred Sixty-Six Thousand Eight Hundred Twenty-Eight Dollars ($166,828), in lawful money of the United States of America, in thirty-six (36) monthly installments as provided below.

1.  Interest.  Interest shall accrue on the unpaid principal balance of this Promissory Note (the “Note”) at the rate of five percent (5%) per annum.

2.  Installment Payments.  Payments of principal and interest under this Note shall be due and payable in Thirty-Six (36) equal monthly installments of Five Thousand Dollars ($5,000), beginning on September 1, 2007 and continuing each month thereafter until August 1, 2010, when the entire principal balance shall be due and payable.  Payments shall be applied to principal and interest in accordance with the amortization schedule attached as Exhibit A hereto.

3.  Default.  If (i) there should be a default in the payment of any amount due hereunder and the same shall continue for a period of ten (10) days or more after written notice of the default from Payee to Maker or (ii) the Maker should make an assignment for the benefit of creditors or (iii) a receiver, trustee or liquidator is appointed over or execution levied upon any property of the Maker or (iv) any proceeding is instituted by or against the Maker under any bankruptcy, insolvency, reorganization or other law relating to the relief of debtors, including without limitation the United States Bankruptcy Code, as amended, then, and in each such event (each an "Event of Default") and during the continuance of such Event of Default, the Payee may, at its option, declare the remaining unpaid principal balance of this Note immediately due and payable in full.

4.  Waiver of Presentment, Etc.  Presentment, demand, protest or notice of any kind are hereby waived by the Maker.  Maker may not set off against any amounts due to Payee hereunder any claims against Payee or other amounts owed by Payee to Maker.

5.  Attorney’s Fees.  The Maker agrees to pay all reasonable costs of collection, including attorneys’ fees which may be incurred in the collection of this Note or any portion thereof, and in case an action is instituted for such purposes, the amount of all attorneys’ fees shall be such amount as the court shall adjudge reasonable.

6.  Governing Law.  This Note is made and delivered in, and shall be governed, construed and enforced under the laws of the State of Delaware.

7.  Waiver.  No delay or omission of the Payee to exercise any right hereunder, whether before or after the happening of any event of default, shall impair any such right or shall operate as a waiver thereof or of any event of default hereunder nor shall any single or partial exercise thereof preclude any other or further exercise thereof, or the exercise of any other right.

8.  Prepayment.  This Note shall be subject to prepayment, at the option of the Maker, in whole or in part, at any time and from time to time, without premium or penalty.

9.  Assignment.  This Note or any benefits or obligations hereunder may not be assigned or transferred by the Maker.

MAKER:

TRANSWORLD ASSETS, LLC
By:  Stratus Services Group, Inc.
Manager

By: /s/ Joseph J. Raymond
Joseph J. Raymond
President